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                                                                                                               OMB APPROVAL
------                              U.S. SECURITIES AND EXCHANGE COMMISSION                             ---------------------------
FORM 3                                       WASHINGTON, D.C. 20549                                     OMB Number 3235-0104
------                                                                                                  Expires:  December 31, 2001
                               INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES                  Estimated average burden
                                                                                                        hours per response:..... .5
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            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person*   2.  Date of Event           4.  Issuer Name and Ticker or Trading Symbol
                                               Requiring Statement
                                               (Month/Date/Year)

BRAWN, MALCOLM W.                              7/01/01                     LSB CORPORATION (LSBX)
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(Last)        (First)          (Middle)    3.  IRS Number of           5.  Relationship of Reporting     6.  If Amendment, Date of
---------------------------------------        Reporting Person,           Person to Issuer                  Original
                                               if Entity                   (Check all applicable)            (Month/Day/Year)

c/o LSB CORPORATION                                                         X  Director  __10% Owner     --------------------------
30 MASSACHUSETTS AVENUE                                                    ---
NORTH ANDOVER, MA 01845                                                         Officer     ___ Other     7.  Individual or Joint/
                                                                           ---  (give          (specify       Group Filing (Check
                                                                                title below)    below)        applicable line)


                                                                                                              X  Form filed by One
                                                                                                             --- Reporting Person

                                                                                                             ___ Form filed by More
                                                                                                                 than One Reporting
                                                                                                                 Person
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                                                            Table 1 - Non-Derivative Securities Beneficially Owned
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1.  Title of Security                      2.  Amount of Securities       3.  Ownership           4.  Nature of Indirect Beneficial
                                               Beneficially Owned             Form: Direct            Ownership
                                               (Instr. 4)                     (D) or Indirect         (Instr. 5)
                                                                              (I) (Instr. 5)
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        COMMON STOCK                              17,000                            D
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        COMMON STOCK                               1,000                            I                     SPOUSE *

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* If the Form is filed by more than one Reporting Person, see instruction 5(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                           (Print or Type Responses)


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* The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for any purpose.


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------
FORM 3  (continued)  Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options,
------                          convertible securities)

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1. Title of      2. Date Exercisable   3. Title and Amount of Securities   4. Conversion    5. Ownership    6. Nature of Indirect
   Derivative       and Expiration         Underlying Derivative              or Exercise      Form of         Beneficial Ownership
   Security         Date                   Security                           Price of         Derivative      (Instr. 5)
   (Instr.4)        (Month/Day/Year)       (Instr. 4)                         Derivative       Security:
                 -------------------------------------------------------      Security         Direct (D) or
                 Date        Expira-              Title          Amount                        Indirect (I)
                 Exercis-    tion                                  or                          (Instr. 5)
                 able        Date                                 Number
                                                                   of
                                                                 Shares
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OPTION TO BUY
COMMON STOCK       (1)       7/22/09           COMMON STOCK       3,000         $9.125             D
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Explanation of Responses:

(1)  The option becomes exercisable in three annual increments of 1,500 shares on 7/22/00, 750 shares on 7/22/01, and 750 shares on 7/22/02.

                                                     /s/ Malcolm W. Brawn                        6/27/01
                                                     ----------------------------------          -------------
                                                     **Signature of Reporting Person             Date



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations
   Sec. 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.  If space provided is insufficient,
      See Instruction 6 for procedure.



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